                                  SCHEDULE 13D
                                 (Rule 13d-101)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                                 Amendment No. 9
                                              ----

                             National-Oilwell, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   637071 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

   Thomas R. Denison - First Reserve Corporation, 1801 California St., #4110,
                        Denver, CO 80202, (303) 382-1270
--------------------------------------------------------------------------------
      (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                January 26, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                SEC 1746 (12-91)

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 2 of 11 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Corporation
          I.R.S. No.:  06-1210123

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER

      NUMBER OF                0
                           -----------------------------------------------------
       SHARES              8   SHARED VOTING POWER

     BENEFICIALLY              4,943,000

       OWNED BY            -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                           -----------------------------------------------------
        PERSON             10  SHARED DISPOSITIVE POWER

         WITH                  4,943,000

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,943,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          6.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 3 of 11 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VI, Limited Partnership
          I.R.S. No.:  06-1334650

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER

      NUMBER OF                0
                           -----------------------------------------------------
       SHARES              8   SHARED VOTING POWER

     BENEFICIALLY              1,738,704

       OWNED BY            -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                           -----------------------------------------------------
        PERSON             10  SHARED DISPOSITIVE POWER

         WITH                  1,738,704

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,738,704
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 4 of 11 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VII, Limited Partnership
          I.R.S. No.:  06-1457408

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER

      NUMBER OF                0
                           -----------------------------------------------------
       SHARES              8   SHARED VOTING POWER

     BENEFICIALLY              1,278,600

       OWNED BY            -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                           -----------------------------------------------------
        PERSON             10  SHARED DISPOSITIVE POWER

         WITH                  1,278,600

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,278,600
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 5 of 11 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VIII, L.P.
          I.R.S. No.:  06-1507364

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER

      NUMBER OF                0
                           -----------------------------------------------------
       SHARES              8   SHARED VOTING POWER

     BENEFICIALLY              1,925,696

       OWNED BY            -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                           -----------------------------------------------------
        PERSON             10  SHARED DISPOSITIVE POWER

         WITH                  1,925,696

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,925,696
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 6 of 11 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve GP VII, L.P.
          I.R.S. No.:  06-1520256

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER

      NUMBER OF                0
                           -----------------------------------------------------
       SHARES              8   SHARED VOTING POWER

     BENEFICIALLY              1,278,600

       OWNED BY            -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                           -----------------------------------------------------
        PERSON             10  SHARED DISPOSITIVE POWER

         WITH                  1,278,600

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,278,600
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                        ------------------
CUSIP No.  637071 10 1            SCHEDULE 13D                Page 7 of 11 Pages
----------------------                                        ------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve GP VIII, L.P.
          I.R.S. No.:  06-1507318

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                           7   SOLE VOTING POWER

      NUMBER OF                0
                           -----------------------------------------------------
       SHARES              8   SHARED VOTING POWER

     BENEFICIALLY              1,925,696

       OWNED BY            -----------------------------------------------------
                           9   SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                           -----------------------------------------------------
        PERSON             10  SHARED DISPOSITIVE POWER

         WITH                  1,925,696

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,925,696
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 9 to the statement on Schedule 13D (the "Statement"), originally filed on September 28, 1998, is filed by First Reserve Fund VI, Limited Partnership ("Fund VI"), First Reserve Fund VII, Limited Partnership ("Fund VII"), First Reserve GP VII, L.P. ("GP VII"), First Reserve Fund VIII, L.P. ("Fund VIII"), and First Reserve GP VIII, L.P. ("GP VIII," and collectively, the "Funds"), and First Reserve Corporation ("First Reserve," and together with the Funds, the "Reporting Persons") and relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of National-Oilwell, Inc., a Delaware corporation (the "Issuer" or "National-Oilwell"). That Schedule 13D is hereby amended as set forth below.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby deleted and replaced with the following:

         (a) As of the date hereof, the Reporting Persons beneficially owned an aggregate of 4,955,498 shares of Common Stock which constitute approximately 6.2% of the 80,285,395 shares of Common Stock outstanding as of November 10, 2000, as reported by the Company.

REPORTING PARTY                                                 NUMBER OF SHARES                 PERCENTAGE OF
                                                               BENEFICIALLY OWNED                    CLASS
First Reserve Corporation (1), (2)                                  4,955,498                         6.2%

Fund VI                                                             1,738,704                         2.2%

Fund VII                                                            1,278,600                         1.6%

Fund VIII                                                           1,925,696                         2.4%

GP VII (2)                                                          1,298,850                         1.6%

GP VIII (2)                                                         1,925,696                         2.4%

         (1) Consists of 4,943,000 shares of Common Stock held directly by First Reserve and the Funds, and 9,950 shares underlying stock options issued to William E. Macaulay and 2,548 shares underlying stock options issued to Ben A. Guill in their capacity as directors of the Issuer. First Reserve may be deemed to share dispositive and voting control over these shares.

         (2) GP VII and GP VIII are the general partners of Fund VII and Fund VIII, respectively, and may be deemed to beneficially own the shares of Common Stock owned by Fund VII and Fund VIII. First Reserve, as the general partner of GP VII and GP VIII, may be deemed to beneficially own all of the shares of Common Stock owned by the Funds.

         (b) Each Fund shares with its general partner the power to vote or to direct the vote of the shares directly held by it. GP VII, as the general partner of Fund VII, and GP VIII, as the general partner of Fund VIII, and First Reserve, in its role as general partner of GP VII and GP VIII, shares with each Fund the power to cause each Fund to dispose of or vote the shares of Common Stock directly held by such Fund.

         (c) The following transactions were effected since Amendment No. 8 was filed on January 3, 2001:

REPORTING                            DATE                     NUMBER OF               PRICE               TRANSACTION
PARTY                                                          SHARES
Fund VI                            1/3/2001                    79,900                $36.628              Common Sold

Fund VI                            1/5/2001                    26,250                $36.324              Common Sold

Fund VII                           1/5/2001                    20,250                $36.324              Common Sold

Fund VIII                          1/5/2001                    28,500                $36.324              Common Sold

Fund VI                            1/8/2001                    32,025                $36.430              Common Sold

Fund VII                           1/8/2001                    24,705                $36.430              Common Sold

Fund VIII                          1/8/2001                    34,770                $36.430              Common Sold

Fund VI                            1/9/2001                    43,750                $37.037              Common Sold

Fund VII                           1/9/2001                    33,750                $37.037              Common Sold

Fund VIII                          1/9/2001                    47,500                $37.037              Common Sold

Fund VI                           1/10/2001                    30,800                $37.825              Common Sold

Fund VII                          1/10/2001                    23,760                $37.825              Common Sold

Fund VIII                         1/10/2001                    33,440                $37.825              Common Sold

Fund VI                           1/11/2001                    20,475                $37.716              Common Sold

Fund VII                          1/11/2001                    15,795                $37.716              Common Sold

Fund VIII                         1/11/2001                    22,230                $37.716              Common Sold

Fund VI                           1/12/2001                    31,465                $37.207              Common Sold

Fund VII                          1/12/2001                    24,273                $37.207              Common Sold

Fund VIII                         1/12/2001                    34,162                $37.207              Common Sold

Fund VI                           1/16/2001                    38,500                $36.435              Common Sold

Fund VII                          1/16/2001                    29,700                $36.435              Common Sold

Fund VIII                         1/16/2001                    41,800                $36.435              Common Sold

REPORTING                            DATE                     NUMBER OF               PRICE               TRANSACTION
PARTY                                                          SHARES
Fund VI                           1/17/2001                     3,500                $36.000              Common Sold

Fund VII                          1/17/2001                     2,700                $36.000              Common Sold

Fund VIII                         1/17/2001                     3,800                $36.000              Common Sold

Fund VI                           1/25/2001                    78,750                $36.246              Common Sold

Fund VII                          1/25/2001                    60,750                $36.246              Common Sold

Fund VIII                         1/25/2001                    85,500                $36.246              Common Sold

Fund VI                           1/26/2001                    44,485                $36.458              Common Sold

Fund VII                          1/26/2001                    34,317                $36.458              Common Sold

Fund VIII                         1/26/2001                    48,298                $36.458              Common Sold


         (d) To the best knowledge of the Reporting Persons, no other person has the right to receive, or the power to direct the receipt of dividends from, or the power to direct the receipt of proceeds of the sale of the shares of Common Stock owned by the Reporting Persons.

         (e) Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         Dated:  January 31, 2001



                                     FIRST RESERVE CORPORATION


                                     By:  /s/ Thomas R. Denison
                                          -------------------------------------
                                          Name:  Thomas R. Denison
                                          Title: Managing Director


                                     FIRST RESERVE FUND VI, LIMITED PARTNERSHIP

                                     By:  First Reserve Corporation,
                                          as General Partner

                                          By:  /s/ Thomas R. Denison
                                               --------------------------------
                                               Name:  Thomas R. Denison
                                               Title: Managing Director


                                     FIRST RESERVE FUND VII, LIMITED PARTNERSHIP

                                     By:  First Reserve GP VII, L.P.,
                                          as General Partner
                                          By:  First Reserve Corporation,
                                               as General Partner

                                               By:  /s/ Thomas R. Denison
                                                    ---------------------------
                                                    Name:  Thomas R. Denison
                                                    Title: Managing Director

                                     FIRST RESERVE FUND VIII, L.P.

                                     By:  First Reserve GP VIII, L.P.,
                                          as General Partner

                                          By:  First Reserve Corporation,
                                               as General Partner

                                               By:  /s/ Thomas R. Denison
                                                    ---------------------------
                                                    Name:  Thomas R. Denison
                                                    Title: Managing Director


                                     FIRST RESERVE GP VII, L.P.

                                     By:  First Reserve Corporation,
                                          as General Partner

                                          By:  /s/ Thomas R. Denison
                                               --------------------------------
                                               Name:  Thomas R. Denison
                                               Title: Managing Director


                                     FIRST RESERVE GP VIII, L.P.

                                     By:  First Reserve Corporation,
                                          as General Partner

                                          By:  /s/ Thomas R. Denison
                                               --------------------------------
                                               Name:  Thomas R. Denison
                                               Title: Managing Director